Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-76356 and 333-97821), in the Registration Statement on Form S-4 (Nos. 333-52232 and 333-63252) and in the Registration Statements on Form S-8 (Nos. 333-45351, 333-43059, 333-86681, 333-93419, 333-46816, 333-57778, 333-59820, 333-61952, 333-72544, 333-73574, 333-76312, 333-89168, 333-108049, 333-112025, 333-116095 and 333-126819) of Polycom, Inc. of our report dated February 26, 2007 relating to the consolidated financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 26, 2007